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                                                                    Exhibit 4(v)

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.

                                       and

                      DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                   as Trustee

                         SEVENTH SUPPLEMENTAL INDENTURE

                          Dated as of October 22, 2004

      Supplemental Indenture to the Indenture dated as of December 1, 1988, providing for the issuance of series of subordinated debt securities







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            SEVENTH SUPPLEMENTAL INDENTURE, dated as of October 22, 2004 (the
"Seventh Supplemental Indenture"), between Citigroup Global Markets Holdings Inc., a corporation duly organized and existing under the laws of the State of New York and formerly known as Salomon Smith Barney Holdings Inc (the "Company"), and Deutsche Bank Trust Company Americas, a corporation duly organized and existing under the laws of the State of New York and formerly known as Bankers Trust Company, as Trustee (the "Trustee"), under the Indenture dated as of December 1, 1988 (the "Original Indenture") as supplemented by the First Supplemental Indenture, dated September 7, 1990, the Second Supplemental Indenture, dated December 14, 1993, the Third Supplemental Indenture, dated July 3, 1996, the Fourth Supplemental Indenture, dated November 28, 1997, the Fifth Supplemental Indenture, dated July 1, 1999, and the Sixth Supplemental Indenture, dated July 10, 2003 (collectively the "Supplemental Indentures"). The Supplemental Indentures together with the Original Indenture are herein referred to as the "Indenture." Capitalized terms used but not defined herein shall have the meanings ascribed thereto under the Indenture.

            WHEREAS, the parties hereto have previously entered into the Indenture to provide for the issuance of and sale by the Company from time to time of its subordinated debt securities (the "Debt Securities"); and

            WHEREAS, Section 1101(5) of the Indenture authorizes the Company and the Trustee, without the consent of any holder of Debt Securities, to enter into a supplemental indenture to change or eliminate any of the provisions of this Indenture, provided that any such change or elimination shall become effective only when there is no Outstanding Debt Security or Coupon of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply; and

            WHEREAS, the Company, pursuant to the foregoing authority, proposes in and by this Seventh Supplemental Indenture to amend the Indenture in certain respects; and

            WHEREAS, the Company has duly authorized the execution and delivery of this Seventh Supplemental Indenture, and all things necessary have been done to make this Seventh Supplemental Indenture a valid agreement of the Company, in accordance with its terms;

            NOW, THEREFORE, the Company and the Trustee hereby agree as follows:

                                    ARTICLE I

            Section 101 of the Indenture shall be amended as to Debt Securities originally issued on or after the date hereof by deleting the fifty-third paragraph thereof in its entirety and substituting therefor the following:

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"Senior Indebtedness" means the following indebtedness or obligations, whether outstanding at the date of execution of this Indenture or thereafter incurred, assumed, guaranteed or otherwise created: (i) the principal, premium, if any, and interest in respect of (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company, including, but not limited to, (1) the senior debt indenture, dated as of December 1, 1988, between Salomon Inc and Citibank, N.A., as trustee, in case as the same may be amended, modified, or supplemented from time to time; and (2) the senior debt indenture, dated as of October 27, 1993, between Salomon Inc and The Bank of New York, as trustee, in case as the same may be amended, modified, or supplemented from time to time; (ii) all capital lease obligations of the Company; (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business; (iv) all obligations, contingent or otherwise, of the Company in respect of any letters of credit, bankers acceptance, security purchase facilities and similar credit transactions; (v) all obligations of the Company in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements; (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise (""guarantees"); and (vii) all obligations of the type referred to in clauses (i) through (vi) above of other persons secured by any lien on any property or asset of the Company whether or not such obligation is assumed by the Company; but Senior Indebtedness does not include:
(1) any indebtedness issued prior to the date hereof under this indenture; and
(2) any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with the subordinated debt securities and the issuance of which, in the case of this clause only, (x) has received the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Board of Governors of the Federal Reserve System or (y) does not at the time of issuance prevent the subordinated debt securities from qualifying for tier 2 capital treatment (irrespective of any limits on the amount of Citigroup Inc.'s tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System.

                                   ARTICLE II

      The following covenant is hereby added as Section 312 to the Indenture:

      "Section 312. Future Issuance of Debt Securities under this Indenture.

            Any Debt Securities issued under this Indenture shall either (a) be issued with the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Federal Reserve or (b) qualify at the time of issuance for tier 2 capital treatment (irrespective of


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any limits on the amount of Citigroup Inc.'s tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Federal Reserve."

                                   ARTICLE III

            Section 3.01. The Trustee accepts the trusts created by this Seventh Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this Seventh Supplemental Indenture or the due execution hereof by the Company and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

            Section 3.02. Except as amended as set forth above, the Indenture is in all respects ratified and confirmed and the terms, provisions and conditions thereof shall remain in full force and effect. This Seventh Supplemental Indenture shall take effect on the date hereof.

            Section 3.03. This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes, but such counterparts shall together be deemed to constitute but one and the same instrument.


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            IN WITNESS WHEREOF, each of Citigroup Global Markets Holdings Inc.
and Deutsche Bank Trust Company Americas, as Trustee, has caused this Seventh Supplemental Indenture to be signed and acknowledged by one of its officers thereunto duly authorized, and its corporate seal to be affixed hereto, and the same to be attested by the signature of its Secretary or one of its Assistant Secretaries, all as of October 22, 2004.

                                         CITIGROUP GLOBAL MARKETS HOLDINGS INC.

                                         By:   /s/ Scott Freidenrich
                                            ------------------------------------
                                               Name:  Scott Freidenrich
                                               Title: Executive Vice President
                                                      and Treasurer

Attest:

By:   /s/Douglas C. Turnbull
   -----------------------------------
      Name:  Douglas C. Turnbull
      Title: Assistant Secretary

                                         DEUTSCHE BANK TRUST COMPANY AMERICAS

                                         By:   /s/Yana Kalachikova
                                            ------------------------------------
                                            Name:  Yana Kalachikova
                                            Title: Associate

Attest:

By:   /s/ Dorothy Robinson
   -----------------------------------
      Name:  Dorothy Robinson
      Title: Associate


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